Exhibit (p)(4)(a)

BOSTON ADVISORS, INC.

CODE OF ETHICS

(as amended effective August 1, 2005)

TABLE OF CONTENTS

				Page #
I.	INTRODUCTION			1

II.	STATEMENT OF GENERAL POLICY			1

III.	PROTECTION OF CLIENT AND OTHER NON-PUBLIC INFORMATION			2

	3.1	General Statement		2

	3.2	Disclosure of Client Identity and Securities Transactions		2

	3.3	Disclosure of Holdings of Mutual Funds Advised and Subadvised by Boston Advisors		2

IV.	RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES			3

	4.1	Definition of Security and Beneficial Interest		3

	4.2	General Restrictions on Investing by Supervised Persons		4

	4.3	Specific Restrictions on Investing by Supervised Persons		4

V.	PRE-CLEARANCE REQUIREMENTS AND PROCEDURES			6

	5.1	Pre-clearance of Trades		6

	5.2	Trading Exchange Traded Funds		7

		5.2.1	ETFs Generally	7

		5.2.2	Procedures for Trading ETFs	7

VI.	SUPERVISED PERSON REPORTING OF TRANSACTIONS AND HOLDINGS			7

	6.1	Initial Personal Holdings Report		7

	6.2	Quarterly Statements		8

	6.3	Annual Investment Holdings Report		8

	6.4	Annual Certification of Compliance		8

	6.5	Review of Reports by Chief Compliance Officer		8

VII.	ADDITIONAL RESTRICTIONS APPLICABLE TO MUTUAL FUND ACCESS PERSONS			8

	7.1	Code of Ethics of Mutual Funds		8

	7.2	Mutual Fund Access Persons Seven-Day Blackout		8

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VIII.	SECURITIES AND TRANSACTIONS EXEMPT FROM PRE-CLEARANCE		9

	8.1	Exempt Securities	9

	8.2	Exempt Transactions	9

IX.	MISCELLANEOUS		10

	9.1	Acceptance of Gifts	10

	9.2	Gifts to Clients	10

	9.3	Taft-Hartley Trust Clients	10

	9.4	Public Company Board Service and Other Affiliations	10

X.	RECORDKEEPING REQUIREMENTS		10

XI.	SANCTIONS		11

XII.	GLOSSARY OF TERMS		11

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BOSTON ADVISORS, INC.

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (“Code”) has been established in accordance with the Investment Advisers Act of 1940 (“Advisers Act”), Rule 204A-1, and the Investment Company Act of 1940 (“Company Act”), Rule 17j-1. As a registered investment adviser to a mutual fund1, Boston Advisors, Inc. (“Boston Advisors”) is subject to both rules. This Code intends to prevent and detect actual or potential conflicts of interest or unethical conduct by all officers, directors, (or other persons occupying a similar status or performing similar functions) and employees, as well as any other person who provides advice on behalf of Boston Advisors and is subject to Boston Advisors’ supervision and control (“Supervised Persons”). All Supervised Persons of Boston Advisors shall receive this Code. This Code governs personal investing, securities transactions and related activities of Supervised Persons and certain family members. You are required to follow certain procedural requirements designed to enforce and verify compliance with the Code. If you have been determined to be a Mutual Fund Access Person, due to your functions with an associated mutual fund, additional provisions apply.

Sanctions have been established for violations of either substantive or procedural requirements. Sanctions may range from warnings and reversals of trades to suspension or termination of employment, and, in some cases, referral to regulatory agencies for civil or criminal proceedings.

It is your responsibility to read this Code carefully and understand the provisions that apply to you. Questions related to this Code should be directed to the Chief Compliance Officer, the President of Boston Advisors and then the Advest Group, Inc. legal department, in that order. Should one believe, or have any reason to believe, that a violation of the Code has occurred or is about to occur, that person should contact the Chief Compliance Officer. This Code will be interpreted by the Chief Compliance Officer and members of senior management of Boston Advisors in a manner considered fair and equitable, but in all cases from the perspective of placing its clients’ interests first. This Code is intended solely for internal use by Boston Advisors and does not constitute evidence that conduct violating this Code violates any federal or state securities laws. Boston Advisors does not intend for this Code to give rise to private rights of action that would not exist in the absence of this Code.

II.	STATEMENT OF GENERAL POLICY

Boston Advisors seeks to foster a reputation for integrity and the highest standards of professionalism. The confidence and trust placed in us by our clients is something we value and strive to protect. Boston Advisors’ policy is to at all times place the interests of its clients first and to first offer investment opportunities to clients before Boston Advisors or its Supervised Persons may act on them. To further that goal, Boston Advisors has created this Code to reassure that none of its Supervised Persons shall engage in any act, practice or course of conduct that would violate the fiduciary duty owed by Boston

[1]	Boston Advisors is the adviser to the Lebenthal Funds, Inc. Boston Advisors is also a sub-adviser to the AXA Enterprise Funds Trust and EQ Advisors Trust.

Advisors and its Supervised Persons to our clients in accordance with various federal and state securities laws2.

Without limiting in any manner the fiduciary duty owed by Boston Advisors and its Supervised Persons to clients, Boston Advisors believes that it is appropriate and desirable that our Supervised Persons purchase and sell Securities in the marketplace provided that such securities transactions comply with the spirit of and the specific restrictions and limitations set forth in this Code. Boston Advisors believes this approach fosters a continuing personal interest in such investments by those responsible for the supervision of Boston Advisors’ clients’ portfolios.

III.	PROTECTION OF CLIENT AND OTHER NON-PUBLIC INFORMATION

3.1 General Statement. Supervised Persons are prohibited from improperly disclosing or misusing Boston Advisors’ securities recommendations and client holdings and transactions. All Supervised Persons are required to safeguard client information in such a way that it is protected from misuse or distribution. All Supervised Person workstations shall be password protected and Supervised Persons shall keep their passwords secure.

3.2 Disclosure of Client Identity and Securities Transactions. With the exception of information already made public and except to the extent necessary to open and maintain client accounts, effectuate securities transactions and comply with applicable law, no Supervised Person may, without express permission by the client, directly or indirectly, communicate to any person who is not an Supervised Person or other approved agent of Boston Advisors (e.g., legal counsel) any non-public information relating to any client, including, without limitation: client identity or identifying information (i.e. social security number), client holdings, any purchase or sale considered on behalf of any client, etc.

3.3 Disclosure of Holdings of Mutual Funds Advised and Subadvised by Boston Advisors. The Advisers Act Rule 204A-1 was adopted in response to a number of enforcement actions taken against various investment advisers alleging violations of their fiduciary obligations to clients, including mutual fund clients. One area of concern has been the disclosure of material (as defined in the Glossary of Terms at the end of this Code) non-public information about fund portfolios which enabled persons affiliated and unaffiliated with the particular adviser to engage in market timing of fund.3 Supervised Persons must abide the rules established by the Mutual Fund itself. In the case of the Mutual Fund advised by Boston Advisors, i.e. Lebenthal Funds, Inc., the general rule is that information regarding portfolio holdings can be made available as long as the information is made available to investors generally, i.e. through press release, announcement at press conference, dissemination via website, interview with portfolio manager of the Mutual Fund, if made widely available or through a filing accessible through the SEC’s database known as EDGAR. Please review the Mutual Funds’ Portfolio Holdings Disclosure Policy located in the Mutual Funds Policies and Procedures Manual for further information. Regarding the Mutual Funds subadvised by Boston Advisors, i.e. the AXA

[2]	Federal Securities Laws means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a-mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L No. 106-102, 113 Stat. 1338 (1999), any rules adopted by the Commission under any of these statues, the Bank Secrecy Act (31 U.S.C 5311-5314; 5316-5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of Treasury.

[3]	Examples of enforcement actions include: In the Matter of Strong Capital Management, Inc. (adviser disclosed material nonpublic information about fund portfolio holdings to hedge fund, and permitted own chairman and hedge fund to engage in undisclosed market timing of funds managed by Adviser); In the Matter of Alliance Capital Management, L.P., (disclosure of material nonpublic information about certain mutual fund portfolio holdings permitted favored client to profit from market timing).

Enterprise Funds Trust and EQ Advisors Trust, no disclosure is permitted without the prior written consent of the CCO.

IV.	RESTRICTIONS ON PERSONAL TRADING AND RELATED ACTIVITIES

4.1 Definition of Security and Beneficial Interest. In order to comply with the personal trading restrictions of this Code, you must have an understanding of the terms “Security” and “Beneficial Ownership” as used in the Code.

“Security”, as defined in Rule 204A-1, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, transferable share, investment contract, certificate of deposit for a security, any put, call, straddle, option or privilege on any security or on any group or index of securities or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency or in general, any interest or instrument commonly known as a “security”, or warrant or right to subscribe to or purchase any of the foregoing type of equity or debt instrument (such as common and preferred stocks, and corporate and government bonds or notes), shares in offshore funds, municipal obligations, closed end mutual funds and exchange traded funds organized as unit investment trusts and any instrument representing, or any rights relating to, a security (such as certificates of participation, depositary receipts, put and call options, warrants, convertible securities and securities indices).

For purposes of Rule 204A-1 and the Code, all Securities require pre-clearance under this Code, EXCEPT the following:

•	Shares of registered open-end investment companies other than investment companies for which Boston Advisors or a control affiliate acts as the adviser, subadviser or principal underwriter;

•	Exchange traded funds (“ETFs”) organized as open-ended funds. [Note that ETFs organized as unit investment trusts are not exempt and require pre-clearance];

•	Direct obligations of the U.S. Government;

•	Bankers’ acceptances, bank certificates of deposit; commercial paper, and high quality short-term debt instruments, including repurchase agreements;

•	Shares of Money Market Funds

“Beneficial Ownership” is defined as a direct or indirect “pecuniary interest” that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise). The term “pecuniary interest” in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security or transaction whether or not the security or the relevant account is in your name. You are presumed under the Code to have an indirect pecuniary interest as a result of:

•	Ownership of a security by your spouse or minor children;

•	Ownership of a security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

•	Your share ownership, partnership interest or similar interest in the portfolio Securities held by a corporation, general or limited partnership or similar entity you control;

•	Your right to receive dividends or interest from a security even if that right is separate or separable from the underlying securities; or

•	Your right to acquire a security through the exercise or conversion of a “derivative.”

4.2 General Restrictions on Investing by Supervised Persons. Personal investing and securities transactions and related activities must be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of your fiduciary position of trust and responsibility. All personal securities transactions should be made in amounts that are consistent with your normal investment practices and with an investment outlook rather than a trading outlook. Short term trading (“day-trading”) or market timing of your personal accounts is not permitted, regardless whether the security at issue is not a type normally purchased for a client, (i.e. pink sheet securities). Repeated instances of short term trading or market timing may lead to a suspension of your personal trading privileges. You should not conduct your personal investing in such a manner that the amount of time dedicated to personal investing and securities transactions is at the expense of time that should be devoted to your work functions.

4.3 Specific Restrictions on Investing by Supervised Persons.

Trading on Inside Information. Trading securities while in possession of material, non-public information or improperly communicating that information to others exposes an offender to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring an offender from the securities industry. Finally, an offender may be sued by investors seeking to recover damages for insider trading violations. Regardless of whether a government inquiry occurs, however, any violation of Boston Advisor’s policy prohibiting insider trading is viewed extremely seriously by Boston Advisors. Such violations constitute grounds for disciplinary sanctions, including dismissal. Boston Advisor’s policy prohibiting insider trading is drafted broadly and will be applied and interpreted in a similar manner. Before executing any trade for yourself or another person, including another client of Boston Advisors, you must determine whether you have access to material, non-public information. If you think you might have access to material, non-public information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer or the Advest Group, Inc. legal department;

•	Do not purchase or sell the securities on behalf of yourself or others, including other clients of Boston Advisors; and

•	Do not communicate the information inside or outside Boston Advisors, other than to the Chief Compliance Officer or the Advest Group, Inc. legal department.

After the Chief Compliance Officer and/or the Advest Group, Inc. legal department has reviewed the issue, the appropriate officer of Boston Advisors will determine whether the information is material and non-public and, if so, what action Boston Advisors should take.

•	NO Supervised Person of Boston Advisors may purchase or sell any security while in possession of material, non-public information concerning the security.

•	NO Supervised Person of Boston Advisors that knows of material, non-public information may communicate that information to any other person, other than as permitted in this Code.

•	NO Supervised Person of Boston Advisors that knows of material, non-public information may recommend trading in securities, or otherwise cause the purchase or sale of any security, about which he or he has material, non-public information.

Competing with Client Trades. No Supervised Person may, directly or indirectly, purchase or sell a security in such a way that the Supervised Person knew, or reasonably should have known, that such a security transaction competes in the market with any actual or considered security transaction for any client of Boston Advisors or otherwise personally acts to injure any of our client’s security transactions.

Personal Use of Client Trading Knowledge. No Supervised Person may use the knowledge of securities purchased or sold by any client of Boston Advisors or securities being considered for purchase or sale by any client of Boston Advisors to profit personally, directly or indirectly, by the market effect of such transactions.

Transacting in Securities Under Consideration, Traded or Pending Execution; Firm Recommended List. No Supervised Person may, directly or indirectly, knowingly execute a personal Securities transaction on a day during which: (a) the same security is being considered for purchase or sale by a Portfolio Manager on behalf of a client, (b) the same security is the subject of a pending “buy” or “sell” order, until that security ceases being considered for purchase or sale or the buy or sell order is executed or withdrawn or (c) the security is currently on Boston Advisors’ Recommended List. Portfolio Managers and portfolio team members will be presumed to know of any transaction conducted that day for any account that is managed by them. All Supervised Persons will be presumed to know that a security may be subject to client trading during the 48 business hours after the security is added to a recommended list.

Initial Public Offerings and Private Placements. Without obtaining prior written approval from the Chief Compliance Officer, no Supervised Person may, directly or indirectly, purchase any security sold in an Initial Public Offering or pursuant to a Private Placement Transaction. Purchases of initial public offerings and private placements are restricted because they present actual or perceived conflicts of interest.4

[4]	In the Matter of Monetta Financial Services, Inc. (Investment Adviser to mutual funds improperly allocated IPO shares in which funds could have invested to certain access persons of the funds without adequate disclosure or approval.); In the Matter of Ronald V. Speaker and Janus Capital Corporation (portfolio manager made a profit on same day purchase and sale of debentures in which fund could have invested, and failed to disclose transactions to the fund or obtain prior consent).

In considering such a request from a Supervised Person, the Chief Compliance Officer will take into account, among other considerations, whether the investment opportunity should be reserved for Boston Advisors’ clients, whether the opportunity is being offered to you by virtue of your position at Boston Advisors and whether the opportunity is likely to present actual or perceived conflicts of interest with Boston Advisors’ duties to its clients. It should be understood that approval of these transactions will be given only in special circumstances, and normally will be denied.

Futures and Related Options. Without the prior approval of the Chief Compliance Officer, no Supervised Person shall use futures or related options on a security to evade the restrictions of this Code. In other words, no Supervised Person may use futures or related options transactions with respect to a security if this Code would prohibit taking the same position directly in the security.

Supervised Persons Trading of AXA SA (Ticker: AXA) and Alliance Capital (Ticker AC) Equity Securities. The following “black-out” period applies to any Boston Advisor Supervised Person trading in AXA SA or Alliance Capital securities. Supervised Person trading includes transactions in Supervised Persons’ personal accounts, accounts in which Supervised Persons have a financial interest, and accounts for which Supervised Persons have trading authority.

•	Supervised Person trading in equity securities of AXA SA (AXA) or Alliance Capital (AC) is restricted for a four week period immediately preceding, and extends through the first business day following, the release of a quarterly or annual earnings reported by AXA or Alliance Capital. If earnings are released on the third Thursday after the last day of the reporting period, the restriction period begins four weeks before that day and ends on the close of the next business day.

•	As an illustration, AXA SA’s fourth quarter report was released on Thursday, February 8, 2004. Consequently, Supervised Person trading was restricted on January 11, 2004, which is four weeks prior to the release date, and was not permitted until the Monday, February 12, 2004. (Please note, no Supervised Person trading is allowed until the General Counsel’s Office at AXA, announces the end of the black-out period.)

•	Finally, all good-till-cancel orders for AXA SA’s or Alliance Capital’s equity securities will be cancelled at the beginning of each black-out period.

Supervised Persons Trading In Listed Options for AXA SA’s (AXA) or Alliance Capital’s (AC) stock. You may not sell a call option or purchase a put option unless you own the underlying securities at the time of the transaction. Purchases of call options or sales of put options are permitted only to close out existing positions in those options and not as part of a pattern of frequent or speculative trading. In addition, contracts for these instruments may not be entered into or voluntarily exercised during blackout periods.

V.	PRE-CLEARANCE REQUIREMENTS AND PROCEDURES

5.1 Procedures for Pre-clearance of Trades. All Supervised Persons must pre-clear securities transactions, unless exempt under Section VIII below. No securities transactions requiring pre-clearance can take place prior to 3pm. The pre-clearance system is accomplished via email. Prior to 2 p.m. Supervised Persons who wish to pre-clear securities transactions are required to send an email to the designated pre-clearance reviewer. The reviewer shall collect all pre-clearance requests and send an email listing the securities, without reference to the party requesting pre-clearance. The email shall be sent to all Portfolio Managers and the Trading Desk. If any Portfolio Manager has already traded the security for a client or anticipates trading a security before the end of the day, the Portfolio Manager shall reply to the email request stating that the pre-clearance cannot be granted. The reviewer shall also compare the pre-clearance request to the weekly Restricted List. If the security in question has not been traded for a client that day nor is found on the weekly Restricted List, the reviewer shall reply back to the person requesting pre-clearance that the transaction is “ok to trade”. The response shall be no later than 3pm.

If the trade has not been executed by the end of the same trading day the pre-clearance request will lapse. In order to effect the trade the following day, a new pre-clearance request must be made.

All pre-clearance requests are checked by compliance against Supervised Persons statements to ensure that no trade was executed: (1) without pre-clearance request and (2) that had been expressly denied.

5.2 Trading Exchange Traded Funds (ETFs).

5.2.1	ETFs Generally. The legal structure of the ETF determines whether an ETF is a reportable security subject to pre-clearance. ETFs structured as unit investment trusts (“UIT’s”) are treated as reportable securities subject to pre-clearance while ETFs structured as open-ended funds are exempt from pre-clearance requirements and can be traded as an exempt security.

5.2.2	Procedures for Trading ETFs. If you wish to trade ETFs that are exempt from pre-clearance requirements, please refer to the Exempt ETF List maintained by Compliance. The Exempt ETF List is a list of ETFs that have been determined by Compliance to be structured as open-ended funds. If an ETF you are interested in trading is on the Exempt ETF List, you may trade it without obtaining pre-clearance. If the ETF you are interested in trading is not on the Exempt ETF List, you must follow the pre-clearance procedures enunciated in Section 5.1 above. Please be reminded that all securities, including exempt securities, must be reported even if not subject to pre-clearance.

VI.	SUPERVISED PERSONS REPORTING OF TRANSACTIONS AND HOLDINGS

Each Supervised Person is responsible under the provisions of the Code to disclose to Boston Advisors its personal securities transactions and holdings. Pre-approved report formats will be provided to the Supervised Person.

6.1 Initial Personal Holdings Report. Upon hire, each Supervised Person must file with the Chief Compliance Officer an Initial Personal Holdings Report acceptable to the Chief Compliance Officer of all securities in which such Supervised Person has a Beneficial Ownership or as to which such Supervised Person has direct or indirect influence or control. The information must be as of the date the person became a Supervised Person. In each case, this report must contain the following information as to each such security and be submitted within 10 days of becoming a Supervised Person.

•	the title and type of security, ticker or CUSIP symbol, and number of shares or principal amount so owned or controlled;

•	the name of any broker/dealer, or bank maintaining the account in which such security is held; and

•	the date the report is submitted.

6.2 Quarterly Statements. Each Supervised Person is required to permit duplicate statements to be sent directly to the Compliance Department and assist the Compliance Department in getting access to the statements. The Compliance Department reserves the right to require Supervised Persons to maintain their accounts with select brokers for ease of receipt of information at a later date. Such quarterly statements must be received within 30 days of the end of the quarter.

6.3 Annual Investment Holdings Report. Each Supervised Person must file a Holdings Report as of January 30th of each year, acceptable to the Chief Compliance Officer, listing the personal securities holdings including securities in which such Supervised Person has Beneficial Ownership or over which such Supervised Person has direct or indirect influence or control for the period ended December 31st of the previous year and which contains the following information:

•	the title and type of security, ticker or CUSIP symbol, and number of shares or principal amount so owned or controlled;

•	the name of any broker/dealer, or bank maintaining the account in which such security is held; and

•	the date the report is submitted.

Annual Holdings Reports must be less than 45 days old. No Report will be accepted that is more than 45 days old.

6.4 Annual Certification of Compliance. Boston Advisors will distribute a certification form to each Supervised Person which must be completed annually (by paper or electronic means specified by the Chief Compliance Officer from time to time) that he or she (i) has read and understands the Code and recognizes that he or she is subject thereto, (ii) has complied with the requirements of the Code and (iii) has disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

6.5 Review of Reports by Chief Compliance Officer. The Chief Compliance Officer shall establish procedures for the review of the information required to be compiled under this Code regarding transactions and holdings of a Supervised Person.

VII.	ADDITIONAL RESTRICTIONS APPLICABLE TO MUTUAL FUND ACCESS PERSONS

7.1 Code of Ethics of Mutual Funds. In addition to this Code, Mutual Fund Access Persons are also subject to the Rule 17j-1 Codes of Ethics established by the respective Mutual Fund. Each Mutual Fund Access Person is required to agree to be bound by this Code and the Code for the particular Fund.

7.2 Mutual Fund Access Persons Seven-Day Blackout. No Mutual Fund Access Persons shall, directly or indirectly, purchase or sell any security in which he or she has, or by reason of such purchase acquires, any beneficial ownership within a period of seven (7) calendar days before (unless the Mutual Fund Access Persons in good faith did not know at such time that the security was being considered for purchase or sale) and after the client with respect to which he or she is an Mutual Fund Access Persons has purchased or sold such security.

The “seven days before” element of this restriction is based on the premise that Mutual Fund Access Persons can normally be expected to know, when he or she is effecting a personal trade, whether any Mutual Fund client as to which he is designated an Mutual Fund Access Persons will be trading in the same security seven days later. A Mutual Fund Access Person has an affirmative obligation to recommend and/or effect suitable and attractive trades for clients regardless of whether such trade will cause a prior personal trade to be considered in apparent violation of this restriction. It would constitute a breach of fiduciary duty and a violation of this Code to delay or fail to make any such recommendation or transaction in order to avoid a conflict with this restriction.

VIII.	SECURITIES AND TRANSACTIONS EXEMPT FROM PRE-CLEARANCE

The following categories of securities and transactions are exempt from Pre-Clearance Requirements of Section V of the Code.

8.1 Exempt Securities.

•	Shares of registered open-end investment companies other than investment companies for which Boston Advisors or a control affiliate acts as the adviser, subadviser or principal underwriter;

•	Exchange traded funds (“ETFs”) organized as open-ended funds. [Note that ETFs organized as unit investment trusts are not exempt and require pre-clearance.];

•	Direct obligations of the U.S. Government;

•	Bankers’ acceptances, bank certificates of deposit; commercial paper, and high quality short term debt instruments, including repurchase agreements;

•	Shares of Money Market Funds;

8.2 Exempt Transactions.

•	Purchases or sales of Securities for an account over which you have no direct or indirect influence or control, such as an account under full discretionary management with an SEC registered investment adviser;

•	Purchases or sales of Securities which occur as a result of operation of law, or any margin call (provided such margin call does not result from your withdrawal of collateral within 10 days before the call);

•	Purchases of Securities which are part of an Automatic Investment Plan;

•	Automatic purchases of a money market fund as a result of a brokerage account sweep feature that invests idle cash;

•	Purchases of Securities made by exercising rights distributed by an issuer pro rata to all other holders of a class of its Securities or other interests to the extent such rights were acquired by you from the issuer.

IX.	MISCELLANEOUS

9.1 Acceptance of Gifts. No Supervised Person shall accept any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of Boston Advisors without obtaining prior written approval of the Chief Compliance Officer. The Chief Compliance Officer may, from time to time, issue guidelines as to the type and value of items that would be considered subject to this restriction.

9.2 Gifts to Clients. No Supervised Person shall make any gift or other thing of more than de minimus value to any person or entity on behalf of Boston Advisors without obtaining prior written approval of the Chief Compliance Officer.

9.3 Taft-Hartley Trust Clients. No Supervised Person shall make any gift or other thing of any value to any Taft-Hartley trust client, prospective client or union official without obtaining prior written approval of the Chief Compliance Officer. 5

9.4 Public Company Board Service and Other Affiliations. No Supervised Person may serve on the board of directors of any publicly traded company, absent prior written approval by the Chief Compliance Officer.

X.	RECORDKEEPING REQUIREMENTS

Boston Advisors is required to maintain and preserve records relating to this Code of the type and in the manner and form and for the time period prescribed from time to time by applicable law. Each Supervised Person shall cooperate with Boston Advisors to meet its reporting requirements. Currently, Boston Advisors is required by law to maintain and preserve in an easily accessible place:

•	a copy of this Code (and any prior Code of Ethics that was in effect at any time during the past five years) for a period of five years;

•	a record of any violation of this Code and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

•	a copy of each report (or information provided in lieu of a report) submitted under this Code for a period of five years, provided that for the first two years such copy must be preserved in an easily accessible place;

•	a list of all persons who are, or within the past five years were, required to make, or were responsible for reviewing, reports pursuant to this Code;

[5]	Gifts to Taft-Hartley Trust Clients is regulated by the U.S. Department of Labor which requires that detailed information concerning all gifts, including gifts of de minimus value, be reported annually and certified by the President of Boston Advisors.

•	a copy of each report provided to any Mutual Fund as required by paragraph (c)(2)(ii) of Rule 17j-1 under the Company Act or any successor provision for a period of five years following the end of the fiscal year in which such report is made, provided that for the first two years such record shall be preserved in an easily accessible place; and

•	a written record of any decision, and the reasons supporting any decision, to approve the purchase by a Supervised Person of any security in an Initial Public Offering or Private Placement Transaction for a period of five years following the end of the fiscal year in which the approval is granted.

XI.	SANCTIONS

•	Any violation of the substantive or procedural requirements of this Code will result in the imposition of such sanctions as the Chief Compliance Officer may deem appropriate under the circumstances of the particular violation, as well as the violator’s past history of violations. Violations, including those involving deception, dishonesty or knowing breaches of law or fiduciary duty, will be considered in one or more of the most severe violations regardless of the violator’s history of prior compliance.

•	Sanctions may include, but are not limited to: cancellation of trade, a warning, a letter of caution, suspension or termination personal trading privileges, a fine, disgorgement of profits generated or payment of losses avoided, restitution to an affected client, suspension of employment without pay, demotion, termination of employment, referral to the SEC or other civil authorities or trade groups, referral to criminal authorities.

In applying sanctions, the Chief Compliance Officer will be directed by guidelines established by senior management from time to time, setting forth suggested sanctions for specific types of violations, including a schedule of escalating penalties for repeat violations in some areas.

XII.	GLOSSARY OF TERMS

“Supervised Person” means:

i.	Any of Boston Advisors’ employees, officers or directors: [6]

a.	Who has access to nonpublic information regarding any clients’ purchases or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

b.	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

[6]	Directors and Officers who have access to or are in the position to obtain actual trading information and practices of Boston Advisors are subject to the pre-clearance requirements of this Code to effectuate personal trades. Indirect Directors and Officers, specifically employees of Advest Group, Inc. and AXA who do not have actual real-time knowledge of the trading information and practices of Boston Advisors are not subject to pre-clearance but are subject to reporting of personal securities holdings.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” is defined as: a direct or indirect “pecuniary” interest” that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term “pecuniary interest” generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security whether or not the security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of SEC rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

•	Ownership of a security by your spouse or minor children

•	Ownership of a security by your other family members sharing your household[7] (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

•	Your share ownership, partnership interest or similar interest in the portfolio held by a corporation, general or limited partnership or similar entity you control;

•	Your right to receive dividends or interest from a security even if that right is separate or separable from the underlying securities; or

•	Your right to acquire a security through the exercise or conversion of a “derivative.”

“Chief Compliance Officer” means Tanya A. Kerrigan or such other officer or Supervised Person of Boston Advisors designated from time to time by Boston Advisors to receive and review reports of purchases and sales by Supervised Persons, and to address issues of personal trading. “Alternate Designated Officer(s)” means the Supervised Person or Supervised Persons of Boston Advisors designated from time to time by Boston Advisors to receive and review reports of purchases and sales, and to address issues of personal trading and to act for the Chief Compliance Officer in his or her absence.

“Control” means the power to exercise a controlling influence over the management or policies of Boston Advisors, unless such power is solely the result of an official position with Boston Advisors. Ownership of 25% or more of a company’s voting stock is presumed to give the holder control of the company.

[7]	In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the securities and transactions of the other. You are presumed to have a Beneficial Ownership in any Security held by family members who share a household. In certain unusual cases this presumption will not apply if the Chief Compliance Officer determines, based on all of the relevant facts, that the attribution of these family member’s Security transactions to you is not applicable. However, you must have the Chief Compliance Officer make that determination in advance. In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have Beneficial Ownership in the securities and transactions of the other.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 the issuer of which immediately before the offering, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Material Information” generally means information that a reasonable investor would consider important in making an investment decision. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Information dealing with the following subjects is likely to be found material in particular situations8:

•	proposals; plans or agreements (even if preliminary in nature) involving mergers, acquisitions;

•	divestitures, recapitalizations and purchases or sales of substantial assets;

•	earnings results or changes in earnings estimates;

•	major changes in management; changes in dividends; changes in debt ratings; public offerings;

•	significant litigation or government agency investigations; liquidity problems;

•	pending statistical reports (e.g., consumer price index, money supply and retail figures, interest rate developments).

Material Information may be positive or adverse. If a lawsuit is brought alleging that insider trading occurred, the benefit of hindsight may be introduced in a proceeding to argue that the information was material. Accordingly, when in doubt about whether particular Nonpublic Information is material, please exercise extreme caution. Consult a Chief Compliance Officer or the Advest Group, Inc. legal department before making a decision to disclose such information or to trade in or recommend securities to which that information relates.

“Mutual Fund” means an Investment Company registered as such under the Company Act (i.e., a “mutual fund”) and for which Boston Advisors serves as investment adviser or subadviser including the each series of the Lebenthal Funds, and certain series of The AXA Enterprise Funds Trust and EQ Advisors Trust.

“Mutual Fund Access Persons” means all portfolio managers of Boston Advisors and other Advisory Persons who assist the portfolio managers in making and implementing investment decisions for a Mutual Fund client of Boston Advisors, or who have access to day to day recommendations of purchases and sales of securities for Mutual Fund portfolios. As to other accounts, he or she is simply a Supervised Person.

[8]	Material Information may also relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material. Similarly, pre-publication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on pre-publication information about The Wall Street Journal’s “Heard on the Street” column.

The Chief Compliance Officer shall maintain a list of Mutual Fund Access Persons and no Supervised Person shall be a Mutual Fund Access Persons until the Chief Compliance Officer at such status has advised them.

Pursuant to an exemption provided by Rule 17j-1, unaffiliated independent Officers and Directors of the respective Mutual Fund are not subject to the trading restrictions and reporting requirements of this Code or the Funds’ Code due to the fact that they have no knowledge or involvement in day to day recommendations of purchases and sales of securities for Mutual Fund portfolios. However, if the officer or director of the Fund is a Supervised Person of Boston Advisors (or of any company in a Control relationship to Boston Advisors), the officer or director is not exempt.

“Nonpublic Information” means information that has not been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. To show that information is public, you should be able to point to some fact showing that it is widely disseminated; i.e., publication in daily newspapers, or disclosure in widely circulated public disclosure documents. Even when there has been public disclosure of information you learned about before its public disclosure, you generally must wait until public investors absorb the information before you can treat the information as public. Nonpublic Information may include:

•	information available to a select group of analysts or brokers or institutional investors;

•	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated;

•	information that has been entrusted to a Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

If you have questions of as to the materiality of information or whether information is Nonpublic call the Chief Compliance Officer or the Advest Group, Inc. legal department or assume that the information is “Nonpublic” and therefore it is confidential.

“Private Placement Transaction” means a “limited offering” as defined from time to time in Rule 17j-l under the 1940 Act. Currently, this means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or Rule 504, 505 or 506 under that Act.

A “Security”, as defined in Rule 204A-1, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, transferable share, investment contract, certificate of deposit for a security, any put, call, straddle, option or privilege on any security or on any group or index of securities or any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency or in general, any interest or instrument commonly known as a “security”, or warrant or right to subscribe to or purchase any of the foregoing type of equity or debt instrument (such as common and preferred stocks, and corporate and government bonds or notes), shares in offshore funds, municipal obligations, closed end mutual funds and exchange traded funds organized as unit investment trusts and any instrument representing, or any rights relating to, a security (such as certificates of participation, depositary receipts, put and call options, warrants, convertible securities and securities indices).

A security is “being considered for purchase or sale” when a portfolio manager intends on executing a transaction, on behalf of a client, for purchase or sale of a particular security before the end of the trading day or has already executed a transaction for purchase or sale of a particular security on behalf of a client.